Exhibit 10.2

HARLEY-DAVIDSON

MANAGEMENT DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2009 and further amended March 2, 2009)

i

HARLEY-DAVIDSON

MANAGEMENT DEFERRED COMPENSATION PLAN

Harley-Davidson Motor Company Group, Inc. (the “Company”) maintains the Harley-Davidson Management Deferred Compensation Plan for the benefit of eligible employees of the Company and its Affiliates.

The Plan is intended to promote the best interests of the Company and its Affiliates by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its Affiliates and encouraging their continued loyalty, service and counsel to the Company and its Affiliates. The Plan is amended and restated effective January 1, 2009 to comply with final regulations under Code Section 409A.

ARTICLE I. DEFINITIONS AND CONSTRUCTION

Section 1.01. Definitions.

The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

(a) Account: The record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect (or require) the physical segregation of assets on the Participant’s behalf. To the extent relevant with respect to any Participant, the Participant’s overall Account may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.

(b) Administrator: The Retirement Plans Committee appointed by the Board.

(c) Affiliate: Each corporation, trade or business that, with the Company, forms part of a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c); provided that for purpose of determining when a Participant has incurred a Separation from Service, the phrase “at least fifty percent (50%)” shall be used in place of “at least eighty percent (80%)” each place it appears in Code Section 414(b) and (c) and the regulations thereunder.

(d) Annual Bonus Deferral: See Section 1.01(l)(ii).

(e) Base Compensation: The base salary or wage payable by a Participating Employer to an Eligible Employee for services performed prior to reduction for contributions by the Eligible Employee to this Plan or pre-tax or after-tax contributions by the Eligible Employee to any other employee benefit plan maintained by a Participating Employer, but exclusive of extraordinary payments such as overtime, bonuses, meal allowances, reimbursed expenses, termination pay, moving pay, commuting expenses, severance pay, non-elective deferred compensation payments or accruals, stock options or restricted stock, or the value of employer-provided fringe benefits or coverage, all as determined in accordance with such uniform rules, regulations or standards as may be prescribed by the Administrator.

(f) Base Compensation Deferral: See Section 1.01(l)(i).

(g) Beneficiary: The person or entity designated by a Participant to be his or her beneficiary for purposes of this Plan. If a beneficiary dies before receiving all payments due such beneficiary, any remaining payments will be made to the designated beneficiary’s estate unless a contingent beneficiary was designated by the Participant as to such amounts. If there is a contingent beneficiary payments will be made to the contingent beneficiary and, if such contingent beneficiary dies, any remaining payments will be made to the contingent beneficiary’s estate. If there is no beneficiary designation in force when Plan benefits become payable upon the death of a Participant, payment shall be made to the Participant’s current spouse, or if the Participant is not married or the spouse is not then living, to the Participant’s estate. Beneficiary designations shall be in writing, filed with the Administrator, be in such form as the Administrator may prescribe for this purpose, and shall become effective only upon acknowledgement by the Administrator.

(h) Board: The Board of Directors of the Company.

(i) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(j) Committee: The Compensation Committee of the Board of Directors of Harley-Davidson, Inc.

(k) Company: Harley-Davidson Motor Company Group, Inc., or any successor thereto.

(l) Deferral: An amount credited, in accordance with a Participant’s election, to the Participant’s Account under the Plan in lieu of the current payment of an equal amount of compensation to the Participant. Deferrals include the following:

(i)	Base Compensation Deferral: A Deferral of all or a portion of a Participant’s Base Compensation in accordance with Section 3.01.

(ii)	Annual Bonus Deferral: A Deferral of all or a portion of a Participant’s annual bonus award in accordance with Section 3.02.

(iii)	Restricted Stock Deferral: A Deferral of all or a portion of a Participant’s restricted stock or restricted stock unit award under the Incentive Stock Plan, in accordance with Section 3.03.

(m) Disability: The inability of a Participant to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Administrator.

(n) Eligible Employee: A common law employee of a Participating Employer who has been designated by the Administrator or the Committee as being eligible to participate in this Plan or who is eligible for the benefits described in Section 3.05.

(o) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

(p) Incentive Stock Plan: The Harley-Davidson, Inc. 2004 Incentive Stock Plan, or any successor to such plan.

(q) Investment Options: The hypothetical investment options established by the Administrator from time to time (which may, but need not, be based upon one or more of the investment options available under the Retirement Savings Plan for Salaried Employees of Harley-Davidson).

(r) Matching Contribution Credits: The amounts (if any) credited in accordance with Section 3.04.

(s) Participant: An Eligible Employee or a former Eligible Employee with an undistributed Account balance under the Plan.

(t) Participating Employer: The Company and each Affiliate that, with the consent of the Administrator or the Committee, participates in the Plan for the benefit of one or more Participants.

(u) Plan: The Harley-Davidson Management Deferred Compensation Plan, as amended and in effect from time to time.

(v) Separation from Service: The date on which a Participant separates from service (within the meaning of Code Section 409A) from the Company and all Affiliates. A Separation from Service occurs when the Company and the Participant reasonably anticipate that no further services will be performed by the Participant for the Company and its Affiliates after that date or that the level of bona fide services the Participant will perform after such date as an employee of the Company or an Affiliate will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company and its Affiliates over the immediately preceding 36-month period (or such lesser period of services). The Participant is not considered to have incurred a Separation from Service if the Participant is absent from active employment due to military leave, sick leave or other bona fide reason if the period of such leave does not exceed the greater of (i) six months, or (ii) the period during which the Participant’s right to reemployment by the Company or an Affiliate is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing the Participant to have incurred a Separation from Service.

(w) Specified Employee: A Participant who, as of the date of the Participant’s Separation from Service, is treated as a Specified Employee in accordance with Code Section 409A and the rules below. The Plan will identify Specified Employees each year as of December 31, which shall be the Plan’s Specified Employee identification date. A Participant who is identified as of December 31 as satisfying the requirements for classification as a Specified Employee will be treated as a Specified Employee for the entire 12 month period that begins on the April 1 following the December 31 Specified Employee identification date and ends on the following March 31. A Participant satisfies the requirements for classification as a Specified Employee if the Participant, at any time during the 12-month period ending on the Specified Employee identification date, is (i) an officer of the Company or an Affiliate having annual compensation from the Company and its Affiliates of greater than $130,000, as indexed; provided that no more than 50 employees, or if lesser, the greater of three or 10 percent of all employees, shall be treated as officers, (ii) a five percent owner of the Company or an Affiliate, or (iii) .a one percent owner of the Company or an Affiliate having annual compensation from the Company and its Affiliates of greater than $150,000, as indexed, in all cases applied in accordance with the regulations issued by the Secretary of the Treasury under Code Section 409A.

(x) Stock Unit: A hypothetical share of common stock of Harley-Davidson, Inc.

(y) Valuation Date: See Section 4.03.

Section 1.02. Construction and Applicable Law.

(a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

(b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin (without reference to conflict of law principles thereof) to the extent such laws are not preempted by federal law, and any action for benefits under the Plan or to enforce the terms of the Plan shall be heard in the State of Wisconsin by the court with jurisdiction over the claim. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

ARTICLE II. PARTICIPATION

Section 2.01. Eligibility.

Except for Section 3.05, an employee shall be eligible to participate in the Plan only if the employee is employed by a Participating Employer and if the employee has been designated as an Eligible Employee by the Administrator or the Committee. When designating an employee as an Eligible Employee, the Administrator or the Committee, in their sole discretion, may designate the employee for participation in the entire Plan or any part thereof. An employee who satisfies the requirements Section 3.05 is eligible to participate in the Plan with respect to the benefits described in that Section, whether or not the Participant has been designated for participation in the other components of the Plan.

ARTICLE III. EMPLOYEE DEFERRED COMPENSATION

Section 3.01. Deferrals Of Base Compensation.

(a) Amount. A Participant may elect, in such form and manner as the Administrator may prescribe, to defer payment of a portion of the Base Compensation that would otherwise be paid to the Participant. A Participant’s election shall specify either a fixed dollar amount or a percentage (in increments of 1% to a maximum of 85% or such lower percentage specified by the Administrator) of the Participant’s Base Compensation that the Participant wishes to defer. The minimum annual Base Compensation Deferral is $5,000 (or if the Participant has designated a percentage of Base Compensation to be deferred, the percentage that, when applied to the Participant’s Base Compensation rate at the time the Deferral election is made, is expected to result in an annual Base Compensation Deferral of at least $5,000).

(b) Initial Deferral Election. In the case of a Participant who has been designated for participation for the first time (and who has not previously been designated as being eligible for participation in another deferred compensation plan that is required to be aggregated with this Plan for purposes of Code Section 409A), the Participant may submit his or her initial Base Compensation Deferral election within 30 days of being designated for participation in the Plan. If the Participant does so, the Participant’s validly executed Base Compensation Deferral election shall become effective with respect to Base Compensation attributable to services to be performed subsequent to the date on which the election is filed with the Administrator, or as soon thereafter as is practicable. Alternatively, the Participant at any time may elect to make Base Compensation Deferrals by submitting a validly executed Base Compensation Deferral election to the Administrator, but the election shall become effective and shall apply only to Base Compensation attributable to services performed on or after January 1 of the calendar year following the calendar year during which the election is received by the Administrator, or as soon thereafter as practicable. A Participant’s Base Compensation Deferral election, once effective, shall remain in effect until modified by the Participant in accordance with subsection (c) below or otherwise revoked in accordance with Plan rules.

(c) Revised Deferral Election. Except to the extent that the Administrator is permitted (and elects) to give earlier effect to a Participant’s revocation or revision to his or her Base Compensation Deferral election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, a Participant’s Deferral election, once effective with respect to a calendar year, may not be revoked or modified with respect to Base Compensation for that calendar year. A Participant may modify his or her then current Base Compensation Deferral election by filing a revised Base Compensation Deferral election form, properly completed and signed, with the Administrator. However, except to the extent that the Administrator is permitted (and elects) to give earlier effect to a Participant’s revised election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, the revised election will be effective only with respect to Base Compensation for services performed on or after January 1 of the calendar year following the calendar year during which the revised election is received by the Administrator, or as soon thereafter as practicable. A Participant’s revised Deferral election, once effective, shall remain in effect until again modified by the Participant under this Section or otherwise revoked in accordance with Plan rules.

(d) Base Compensation Paid Following Year End For the Payroll Period That Includes December 31. For purposes of applying a Participant’s Base Compensation Deferral election, Base Compensation paid after December 31 of a calendar year that is attributable solely to services performed during the payroll period that includes December 31, if paid in accordance with the normal timing arrangement by which a Participating Employer compensates employees for services rendered, is treated as Base Compensation for services performed in the subsequent calendar year, even though part or all of the Participant’s services might have been performed in the prior calendar year.

Section 3.02. Deferrals of Annual Bonus Awards.

A Participant may irrevocably elect, in such form and manner as the Administrator may prescribe, to defer payment of a portion of the annual cash bonus that may be awarded and that would otherwise be paid to the Participant with respect to any calendar year. A Participant’s election shall specify either a fixed dollar amount or a percentage (in increments of 1% to a maximum of 85% or such lesser amount or percentage as may be established by the Administrator, or as may be consistent with Code Section 409A and necessary in order to comply with applicable withholding obligations, whether attributable to withholdings required under applicable law or other authorized withholdings) of the Participant’s annual cash bonus that the Participant wishes to defer. In the case of any bonus award that does not constitute performance-based compensation for purposes of Code Section 409A, a validly executed Annual Bonus Deferral election shall be effective only if the Annual Bonus Deferral election is received by the Administrator prior to the last day of the calendar year preceding the calendar year in which the Participant performs the services on which the bonus award is based, or by such other time as provided in regulations promulgated by the Secretary of the Treasury and adopted by the Administrator. In the case of any bonus award that constitutes performance-based compensation for purposes of Code Section 409A, a validly executed Annual Bonus Deferral election shall become effective with respect to the bonus that may be awarded to the Participant with respect to a calendar year if the Participant’s Deferral election is received by the Administrator at least six (6) months prior to the end of the (calendar year) performance period for the bonus, or by such earlier (but not later) date as the Administrator may establish. A Participant’s Annual Bonus Deferral election becomes irrevocable at the end of the permitted election period, and the Participant may not thereafter revoke or modify his or her election, except as may be permitted by the Administrator in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A. A Participant’s election to defer a bonus award shall be effective only for the performance period to which the election relates, and shall not carry over from year to year.

Section 3.03. Restricted Stock Deferrals.

(a) A Participant may elect, in such form and manner as the Administrator may prescribe, to defer payment of all or any portion of any restricted stock or restricted stock unit award that the Participant receives under the Incentive Stock Plan. A Participant’s election shall specify the whole number of shares or units (up to 100% of such shares or units, or such lesser number or percentage as may be established by the Administrator or as may be consistent with Code Section 409A and necessary in order to comply with applicable withholding obligations, whether attributable to withholdings required under applicable law or other authorized withholdings) of the Participant’s award that the Participant wishes to defer; provided that if the Participant specifies a deferral percentage and application of that percentage does not produce a whole number of shares or units, the number of shares or units to be deferred shall be increased to the next higher whole number of share or units. In the case of any award that is not performance-based compensation for purposes of Code Section 409A, a validly executed Restricted Stock Deferral election shall be effective only if the Restricted Stock Deferral election is received by the Administrator prior to the last day of the calendar year preceding the calendar year in which begins the service period for which the restricted stock or restricted stock units are granted, or by such other time as provided in regulations promulgated by the Secretary of the Treasury and adopted by the Administrator. In the case of any award that is performance-based compensation for purposes of Code Section 409A, a validly executed Restricted Stock Deferral election shall become effective with respect to shares or units to be earned by the Participant with respect to any performance period if the Participant’s Restricted Stock Deferral election is received by the Administrator at least six (6) months prior to the end of such performance period or by such earlier (but not later) date as the Administrator may establish. A Participant’s Restricted Stock Deferral election becomes irrevocable at the end of the permitted election period, and the Participant may not thereafter revoke or modify his or her election, except as may be permitted by the Administrator in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A. A Participant’s Restricted Stock Deferral election shall be effective only for the particular restricted stock or restricted stock unit award to which the election relates, and a Participant’s election does not carry over from award to award.

(b) A Participant who has made a Restricted Stock Deferral election will be credited under this Plan, on a one-for-one basis, with a number of Stock Units equal to the number of shares of restricted stock or the number of stock units that originally were granted to the Participant under the Incentive Stock Plan but that the Participant has elected to defer under this Plan as a Restricted Stock Deferral. Any dividends (or similar distribution) that would have been payable on the Stock Units credited to a Participant’s Account if such Stock Units were actual shares of Harley-Davidson, Inc. common stock will be credited to the Participant’s Account in the form of additional Stock Units. If any such dividend or other distribution is not already expressed in the form of shares, it shall be converted, for record keeping purposes, into whole and fractional Stock Units. The conversion shall be accomplished by dividing the amount of the dividend or distribution by the closing price of a share of Harley-Davidson, Inc. common stock on the payment date for the dividend or distribution.

(c) Unless otherwise determined by the Committee, the Participant’s interest in Stock Units attributable to a Restricted Stock Deferral shall be subject to the same vesting or forfeiture conditions to which the Participant would have been subject if the Participant had received the restricted stock or restricted stock unit award directly rather than electing to defer delivery of such award. Similarly, unless otherwise determined by the Committee, the dividend (or distribution) credits that are made in the form of additional Stock Units in accordance with subsection (b), shall be subject to the same vesting or forfeiture conditions as apply with respect to the Stock Unit on which the dividend (or distribution) credit is based.

(d) In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend or stock split involving Harley-Davidson, Inc. common stock, or other event in which Harley-Davidson, Inc. common stock is subdivided or combined, or a cash dividend is declared the amount of which, on a per share basis, exceeds fifteen percent (15%) of the fair market value of a share of Harley-Davidson, Inc. common stock, at the time the dividend is declared, or Harley-Davidson, Inc. shall effect any other dividend or other distribution of Harley-Davidson, Inc. common stock that the Board determines by resolution is extraordinary or special in nature or that is in connection with a transaction that Harley-Davidson, Inc. characterizes publicly as a recapitalization or reorganization of Harley-Davidson, Inc. common stock or words of similar import, or any other event shall occur, which, in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee shall make appropriate equitable adjustments with respect to the Stock Units (if any) credited to the Account of each Participant. The nature of any such adjustment shall be determined by the Committee, in its discretion.

(e) Shares of Harley-Davidson, Inc. common stock distributed in settlement of a Participant’s Stock Units, including the shares distributed in settlement of dividend (or distribution) credits that were made in the form of additional Stock Units, shall be charged against the pool of available shares under the Incentive Stock Plan.

Section 3.04. Matching Contribution Credits.

The Administrator will also credit to the Account of each Eligible Employee a Matching Contribution Credit (denominated in cash). For each year, the Matching Contribution Credit will be equal to the difference between (a) the matching contribution that would have been credited to the Eligible Employee’s account under the Retirement Savings Plan for Salaried Employees of Harley-Davidson (“Retirement Savings Plan”) for the applicable year if (i) the Eligible Employee’s pre-tax contributions to the Retirement Savings Plan had included the Base Compensation Deferrals and Annual Bonus Deferrals made by the Eligible Employee under this Plan and (ii) the matching contribution under the Retirement Savings Plan were calculated without regard to the maximum compensation limitation of Code Section 401(a)(17), the maximum limit on elective deferrals under Code Section 402(g), and the maximum annual addition limitation of Code Section 415, and (b) the matching contribution actually credited to the Eligible Employee’s account under the Retirement Savings Plan for the year. This Matching Contribution Credit will be made as of the last day of the calendar year quarter in which the employer matching contribution is deposited to the Retirement Savings Plan for a year. The Matching Contribution Credit, and the earnings attributed to it, are subject to the vesting rules of the Retirement Savings Plan so that an Eligible Employee who terminates employment prior to becoming vested in his or her matching contributions under the Retirement Savings Plan shall forfeit the portion of his or her Account under this Plan that is attributable to Matching Contribution Credits, and earnings thereon. Matching Contribution Credits to this Plan shall not be deemed to be an employer matching contribution to the Retirement Savings Plan for any nondiscrimination testing purposes.

Section 3.05. Employer Retirement Contribution Restoration Credits.

(a) Unless the Administrator determines otherwise, a Participant (whether or not designated for participation in other aspects of the Plan) who is hired on or after August 1, 2006 and who is covered under the Employer Retirement Contribution feature of the Retirement Savings Plan for Salaried Employees of Harley-Davidson or the Buell Motorcycle Company Retirement Savings Plan (collectively, the “Retirement Savings Plan”) will be eligible to receive an additional credit to his or her Account for each year, in accordance with the rules of this Section, if the Participant’s Employer Retirement Contribution under the Retirement Savings Plan is limited because of the limitations of Code Section 401(a)(17) or 415.

(b) With respect to each Participant whose Employer Retirement Contribution is limited in the manner described in subsection (a), the Participant shall receive an additional credit under this Plan equal to the difference between (i) the Employer Retirement Contribution that would have been allocated to the Participant for the year under the Retirement Savings Plan if the Code Section 401(a)(17) and 415 limitations did not apply and if Base Compensation and Annual Bonus Deferrals made by the Participant under this Plan are treated as if they had been paid to the Participant in cash, and (ii) the Employer Retirement Contribution to which the Participant is actually entitled for such year under the Retirement Savings Plan.

(c) A Participant will have a vested and non-forfeitable right to the credits made under this Section, and any deemed investment gains or losses on such credits, if the Participant is vested in the Employer Retirement Contributions made to his or her account under the Retirement Savings Plan. If the Participant terminates employment prior to obtaining a vested right to the Employer Retirement Contributions under the Retirement Savings Plan, the credits made on the Participant’s behalf under this Section, together will all deemed investment gains or losses on such credits, shall be forfeited.

Section 3.06. Other Deferrals and Credits.

The Administrator or the Committee, in their discretion, may, with respect to any Participant, determine that the Participant is eligible to make Deferrals with respect to additional components of the Participant’s remuneration or receive employer contribution credits in addition to the credits described herein. In no event, however, shall the Administrator or Committee authorize such additional Deferrals or credits unless the Administrator or Committee has first determined that the Deferrals or credits have been elected or authorized in a manner that will not result in the imposition of tax under Code Section 409A.

Section 3.07. Effect of Unforeseeable Emergency or Hardship.

Notwithstanding the general timing rules under Sections 3.01 and 3.02 that govern Participant Deferral elections, if a Participant receives a distribution on account of (a) “unforeseeable emergency” under Section 5.04 or (b) a distribution on account of “hardship” under the Retirement and Savings Plan or any other qualified plan maintained by the Company or an Affiliate that includes a qualified cash or deferred arrangement under Code Section 401(k) where such plan requires the Participant to cease qualified and non-qualified deferrals as a condition of receiving the distribution, then the Participant’s then-existing Base Compensation Deferral election, Annual Bonus Deferral election, and any Restricted Stock Deferral election may be terminated (and not merely suspended) to the extent this Administrator so determines. Any Deferral election made after a termination of a Deferral election due to hardship or unforeseeable emergency will be considered an “initial deferral election” that is subject to the rules of Code Section 409A and the regulations promulgated thereunder with respect to “initial deferral elections.”

Section 3.08. Involuntary Termination of Deferral Elections.

Subject to Code Section 409A, a Participant’s Deferral election will terminate, or contribution credits to a Participant’s Account will cease, if the Administrator or the Committee determines that the Participant is no longer eligible to participate in the Plan or that revocation of a Participant’s eligibility is necessary or desirable in order for the Plan to qualify under ERISA as a plan of deferred compensation for a select group of management or highly compensated employees.

ARTICLE IV. ACCOUNTING AND HYPOTHETICAL INVESTMENT ELECTIONS

Section 4.01. Investment Options.

The Administrator may designate two or more Investment Options. The Administrator’s designation of an Investment Option does not imply any obligation on the part of the Participating Employers to set aside or otherwise invest funds in the designated Investment Option. The Investment Option serves merely as a device for determining the amount of deemed investment gain or loss to be credited or charged to the Participant’s Account. Further, the Administrator may at any time modify the roster of available Investment Options, including the elimination of any Investment Option that was previously available under the Plan.

Section 4.02. Participant Investment Elections.

(a) This Section applies to the deemed investment of a Participant’s Account, other than the portion attributable to Restricted Stock Deferrals and the portion that is credited with interest at the Plan Interest Rate in accordance with Section 4.05. The portion of a Participant’s Account that is attributable to Restricted Stock Deferrals is deemed to be invested in Stock Units, and the Participant is not permitted to exercise investment discretion with respect to this portion.

(b) In accordance with uniform rules prescribed by the Administrator, which shall permit Participants to make investment directions at least annually, each Participant shall designate, in writing or in such other manner as the Administrator may prescribe, how his or her Account (other than the portion of the Account attributable to Restricted Stock Deferrals) shall be deemed to be invested among the Investment Options. A Participant’s investment designation, when effective, shall operate both (i) to reallocate the Participant’s existing Account balance (other than the portion of the Account attributable to Restricted Stock Deferrals) in the percentages specified by the Participant in his or her investment election, and (ii) as a direction with respect to the deemed investment of future Deferrals or other credits (other than Restricted Stock Deferrals) made while the designation is in effect. If the Participant fails to make a timely and complete investment designation, he or she shall be deemed to have elected that 100% of his or her Account credited to the default Investment Option specified by the Administrator.

(c) When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Administrator, the percentage of his or her eligible Account (and of future eligible Deferrals or credits) to be allocated to each Investment Option.

(d) A Participant’s investment election or deemed investment election shall become effective on the date established by the Administrator for this purpose, and shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this Section.

(e) Other than a reallocation of a Participant’s eligible Account pursuant to a revised investment election submitted by the Participant, the deemed investment allocation of a Participant will not be adjusted to reflect differences in the relative investment return realized by the various hypothetical Investment Options that the Participant has designated, i.e., the Participant’s Account will not be periodically “rebalanced” to return the investment allocation of the Participant’s account to the investment allocation in effect on the effective date of the Participant’s most recent investment election.

Section 4.03. Allocation of Deemed Investment Gain or Loss.

As of the last day of each calendar quarter, or at such other times as the Administrator may prescribe (each, a “Valuation Date”), and except as provided in Section 4.05, the Account of each Participant will be credited (or charged) based upon the investment gain (or loss) that the Participant would have realized with respect to his or her Account since the immediately preceding Valuation Date had the Account been invested in accordance with the terms of the Plan and the Participant’s actual or deemed investment election.

Section 4.04. Accounts are For Record Keeping Purposes Only.

Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of a Participating Employer to fund such benefits. In any event, a Participating Employer may, in its discretion, set aside assets and/or contribute to a trust assets equal to part or all of such account balances and invest such assets in life insurance or any other investment deemed appropriate. Any such assets held by a Participating Employer or in a trust shall be and remain the sole property of the Participating Employer or the trust, as applicable, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

Section 4.05. Pre-2000 Deferrals Under Program A.

(a) Notwithstanding anything to the contrary herein, this Section applies to deferrals made prior to January 1, 2000 that are credited under the Life Insurance Investment Program (sometimes referred to herein as “Program A”)

(b) The Life Insurance Investment Program was the original investment program that has been available under the Plan since 1988. Under the Life Insurance Investment Program or Program A, a Participant’s deferred compensation amounts were credited to a special Account (the “Program A Account”) that is credited with interest at the Plan Interest Rate, and with respect to which a potential death benefit (described in subsection (d) below) may become payable. The Life Insurance Investment Program is closed to new deferrals effective January 1, 2000. A Participant may elect that the Participant’s Program A Account shall cease being deemed credited with interest at the Plan Interest Rate and shall thereafter be deemed to be invested in accordance with Sections 4.01 through 4.04 above.

(c) For each twelve (12) consecutive month period beginning on September 1 of each year and ending on August 31 of the following year, the Plan Interest Rate is the Moody’s Long Term Bond Rate in effect on such September 1 (or the last business day immediately preceding such date if September 1 is a Saturday, Sunday or legal holiday).

(d) Upon the death of a Participant prior to termination of employment, and before any benefit payments have been made or have started, the Company will pay to the designated Beneficiary of a Participant with a Program A, Account, as compensation for services rendered prior to the date of death, a benefit equal to the Participant’s Program A Account measured as of the last day of the calendar year quarter in which the date of death occurred or, if greater, a death benefit determined as follows:

Age at Deferral	Multiple of Program A Deferral Commitments Determined Separately as to Each Deferral Commitment
Through 45	5.0
46	4.8
47	4.6
48	4.4
49	4.2
50	4.0
51	3.8
52	3.6
53	3.4
54	3.2
55	3.0
56	2.8
57	2.6
58	2.4
59	2.2
60	2.0
61	1.8
62	1.6
63	1.4
64	1.2
65 and over	1.0

(e) Following the Participant’s death, no additional earnings are credited on the portion of any death benefit amount that is determined as a multiple of a Participant’s Program A deferral commitment.

(f) If there is a reduction in a Program A Account, including a premature distribution from a Program A Account due to hardship, the Administrator will advise the Participant as to the corresponding effect on the Participant’s death benefit. If a Participant has made more than one deferral commitment under Program A, the Participant’s death benefit will be separately determined for each commitment. A special rule applies, however, for any Participant who was not insurable for a death benefit larger than the “guaranteed issue” amount available to the Company at standard rates when the Participant, prior to January 1, 2000, completed a deferred compensation agreement calling for a deferral commitment to Program A. In that case, the affected Participant’s death benefit with respect to such deferral commitment is limited to the greater of (i) the balance in the participant’s Program A Account attributable to such deferral commitment, or (ii) an amount of death benefit able to be insured by the Company at standard rates at the time the Participant completed his or her deferred compensation agreement providing for such Program A deferral commitment.

ARTICLE V. DISTRIBUTION OF ACCOUNTS

Section 5.01. Distribution of Account.

Except as provided in Section 5.07, distribution of a Participant’s vested Account will be made, in accordance with this Article V, following the date on which the Participant incurs a Separation from Service. The manner in which a Participant’s Account will be distributed depends on whether the Participant has attained age fifty-five (55) on or prior to the date on which the Participant incurs a Separation from Service.

(a) If the Participant incurs a Separation from Service prior to attaining fifty-five (55) years of age, the Participant’s vested Account will be distributed in a single sum cash payment notwithstanding any contrary distribution election made by the Participant in accordance with Section 5.02 below. The distribution shall be made within thirty (30) days following the Valuation Date that is coincident with or next follows the Participant’s Separation from Service; provided that if the Participant is a Specified Employee at the time of the Participant’s Separation from Service, the distribution shall be made within thirty (30) days following the Valuation Date that is coincident with or next follows the six (6) month anniversary of the Participant’s Separation from Service. Distribution shall be made in cash, except that with respect to the portion of the Participant’s Account that is attributable to Restricted Stock Deferrals, the Participant shall receive one (1) share of Harley-Davidson, Inc. common stock for each whole Stock Unit credited to the Participant’s Account, and cash in lieu of any fractional Stock Unit.

(b) If the Participant’s Separation from Service occurs on or after the Participant’s attainment of fifty-five (55) years of age, the Participant’s vested Account balance will be distributed in one (1) to fifteen (15) annual installments, as elected by the Participant in accordance with Section 5.02 below. The first installment will be paid within thirty (30) days following the Valuation Date that is coincident with or next follows the Participant’s Separation from Service; provided that if the Participant is a Specified Employee at the time of the Participant’s Separation from Service, the distribution shall be made within thirty (30) days following the Valuation Date that is coincident with or next following the six (6) month anniversary of the Participant’s Separation from Service. Each subsequent installment shall be made in June of each calendar year subsequent to the year the initial installment was paid, during the installment period. Distributions shall be made in cash, except that with respect to the portion of any installment that is attributable to the Participant’s Restricted Stock Deferrals, the Participant shall receive one (1) share of Harley-Davidson, Inc. common stock for each whole Stock Unit that is being settled/distributed, and cash in lieu of any fractional Stock Unit. The cash portion of a Participant’s annual distribution amount shall be determined by dividing (A) the Participant’s aggregate vested balance in the Account (other than the portion attributable to Restricted Stock Deferrals) as of the Valuation Date immediately preceding the installment distribution date by (B) the number of installment payments remaining to be made under the distribution period selected by the Participant. The stock portion of the Participant’s annual distribution amount shall be determined by dividing (A) the Participant’s vested Stock Units in the Account by (B) the number of installment payments remaining to be made under the distribution period selected by the Participant. During the installment payment period, the undistributed Account will continue to be credited or charged with deemed investment gains or losses in the same way that deemed gains or losses are credited or charged while the Participant is employed.

Section 5.02. Distribution Election.

(a) Distribution Election. A Participant shall elect the number of annual installments, from one (1) to fifteen (15), over which his or her Account is to be distributed following the Participant’s Separation from Service. The election shall be in such form as the Administrator shall prescribe.

(b) Timing of Distribution Election and Default Distribution Election. An Eligible Employee shall make a distribution election at the same time as the Participant first makes a Deferral election under the Plan. A Participant who fails to make a distribution election with respect to the Participant’s Account (or any portion thereof) shall be deemed to have elected distribution in ten (10) annual installments. Except as described in subsection (c) below, a Participant’s election or deemed distribution election is irrevocable.

(c) Modification of Distribution Election. On or before December 31, 2008, a Participant may revise his or her distribution election or deemed distribution election; provided that a revised distribution election made during calendar years 2006, 2007 or 2008

(including the election described in Section 5.07) will not be given effect, and the Participant’s immediately prior valid distribution election (or deemed election) will continue in effect, if the revised election would operate to cause amounts that would otherwise be distributable in the calendar year in which the revised distribution election is made to be deferred for distribution in a subsequent calendar year, or to cause amounts that would otherwise be distributable in a subsequent calendar year to become distributable in the calendar year in which the revised election is made. On and after January 1, 2009, a Participant may modify his or her distribution election (or deemed distribution election) only if (i) the Participant’s application to modify the Participant’s distribution election is approved by the Administrator, (ii) the revised distribution election is submitted to the Administrator at least twelve (12) months prior to the first scheduled payment date under the Participant’s then-current distribution election and the revised election is not given effect for twelve (12) months after the date on which the revised election is submitted, and (iii) except as permitted under Code Section 409A, payment pursuant to the revised distribution election is deferred for at least five (5) years from the date payment would otherwise have been made under the Participant’s prior distribution election. For purposes of applying the rules of Code Section 409A, a series of installment payments will be considered a single payment form.

(d) Effectiveness of Distribution Election. A Participant’s distribution election will be given effect only if the Participant’s Separation from Service occurs on or after the date on which the Participant attains age fifty-five (55). If the Participant’s Separation from Service occurs prior to attainment of age fifty-five (55), the Participant’s distribution election will be null and void, and the Participant’s vested Account will be distributed, in accordance with Section 5.01(a), in a single payment.

(e) Distribution Election Procedures. A distribution election or modified distribution election shall be deemed made only when it is received and accepted as complete by the Administrator.

(f) Acceleration of Payments. Notwithstanding any other provision of the Plan, if the Administrator determines that all or any portion of a Participant’s Account is required to be included in the Participant’s income as a result of a failure to comply with the requirements of Code Section 409A and the regulations promulgated thereunder, the Company or applicable Affiliate shall immediately make distribution from the Plan to the Participant or Beneficiary, in one lump sum, of the amount (but not exceeding the amount) that is so taxable.

Section 5.03. Death Benefit Payments.

(a) Death Prior to Separation from Service. Upon the death of a Participant prior to the Participant’s Separation from Service, the Participant’s Beneficiary will receive a single sum benefit equal to the Participant’s vested undistributed Account balance, the cash portion of which shall be valued as of the Valuation Date coincident with or immediately preceding the date of the Participant’s death. The distribution will be made within ninety (90) days following the Participant’s death. The six (6) month payment delay for Participants who are Specified Employees will not apply. Distribution shall be made in cash, except that with respect to the portion of the Participant’s Account that is attributable to Restricted Stock Deferrals, the Beneficiary shall receive one (1) share of Harley-Davidson, Inc. common stock for each whole Stock Unit credited to the Participant’s Account, and cash in lieu of any fractional Stock Unit.

(b) Death After Separation from Service. Upon the death of a Participant following the Participant’s Separation from Service but prior to completion of distribution of the Participant’s vested Account, the Participant’s Beneficiary will receive a single sum benefit equal to the Participant’s undistributed vested Account balance, the cash portion of which shall be valued as of the Valuation Date coincident with or immediately preceding the date of the Participant’s death. The distribution will be made within ninety (90) days following the Participant’s death. The six (6) month payment delay for Participants who are Specified Employees will not apply. Distribution shall be made in cash, except that with respect to the portion of the Participant’s Account that is attributable to Restricted Stock Deferrals, the Beneficiary shall receive one (1) share of Harley-Davidson, Inc. common stock for each whole Stock Unit credited to the Participant’s Account, and cash in lieu of any fractional Stock Unit.

Section 5.04. Hardship Withdrawals.

A Participant who has incurred an “unforeseeable emergency” may request, and the Administrator may (but need not) approve a distribution of part or all of the Participant’s vested Account balance, in accordance with and subject to the limitations set forth in this Section. An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a) without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount authorized by the Administrator for distribution with respect to an emergency may not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

Section 5.05. Automatic Single Sum Distribution.

In the case of any Participant or Beneficiary whose vested Account (when added to the balance of any other account under a non-qualified deferred compensation arrangement that is required to be aggregated with this Plan under Code Section 409A) has a value equal to or less than the applicable dollar amount under Code Section 402(g)(1)(B), e.g., $15,500 for 2008, the Account will be distributed in the form of a single sum payment on the date on which distributions would otherwise commence, and such single sum payment shall be in lieu of any installment distribution period that would otherwise apply. Distribution shall be made in cash, except that with respect to the portion of the Participant’s Account that is attributable to Restricted Stock Deferrals, the Participant shall receive one (1) share of Harley-Davidson, Inc. common stock for each whole Stock Unit credited to the Participant’s Account, and cash in lieu of any fractional Stock Unit.

Section 5.06. Acceleration of Payments Upon a Change of Control.

Notwithstanding anything herein to the contrary, upon a change of control event (within the meaning of Code Section 409A) with respect to Harley-Davidson, Inc, the vested Account of each Participant shall be paid to the Participant or Beneficiary, as applicable, as soon as practicable, but in no event more than 30 days, after the change of control event in a single sum payment, regardless of any distribution election then in effect.

Section 5.07. Election of Distribution at a Stated Date. Notwithstanding anything in the Plan to the contrary and in accordance with transition rules published by the Internal Revenue Service for purposes of Code Section 409A, on or before December 31, 2008, a Participant who is actively employed may elect to have the portion of his or her vested Account (exclusive of any portion credited to the Program A Account) as of December 31, 2008, together with deemed gains or losses from December 31, 2008 through the Valuation Date selected by the Participant, distributed to the Participant in a single sum payment. Distribution will be made within thirty (30) days following the Valuation Date designated by the Participant. The Valuation Date selected by a Participant must be the last day of a calendar quarter no earlier than June 30, 2009. Because distribution is being elected a stated date unrelated to the Participant’s Separation from Service, the six (6) month payment delay applicable to Specified Employees for distributions on account of Separation from Service will not apply. A Participant’s election shall not be recognized if the effect of the election would be to defer amounts that would otherwise be distributable in 2008 for distribution into 2009 or subsequent years.

ARTICLE VI. GENERAL PROVISIONS

Section 6.01. Administration.

The Administrator shall administer and interpret the Plan and supervise preparation of Participant elections, forms, and any amendments thereto. The Administrator may, in its discretion, delegate any or all of its authority and responsibility, and to the extent of any such delegation, any references herein to the Administrator shall be deemed references to such delegee; provide that any such delegee shall not act in any non-ministerial fashion in a matter affecting the delegee’s own participation or interest in the Plan. Interpretation of the Plan shall be within the sole discretion of the Administrator or the Committee and shall be final and binding upon each Participant and Beneficiary. The Administrator or the Committee may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. Further, the Administrator shall not act in any non-ministerial fashion in any matter that affects one or more of the members of the committee that is the Administrator (unless such action affects all Participants uniformly) and any such action will be taken or decision made by the Committee.

Section 6.02. Restrictions to Comply with Applicable Law.

Notwithstanding any other provision of the Plan, the Participating Employers shall have no obligation to make any payment under the Plan unless such payment is in accordance with the terms of the Plan and will comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. The Administrator or the Committee shall have the right to restrict any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable in order to comply with any law or exemption.

Section 6.03. Claims Procedures.

(a) If a Participant or Beneficiary (the “claimant”) believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his or her legal representative shall file a written claim for such benefit with the Administrator, not later than ninety (90) days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Administrator shall review the claim. If the Administrator denies the claim, it shall deliver, within one hundred thirty-five (135) days of the date the first payment was made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A, a written notice of such denial decision. If the claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

(b) The claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Administrator within 180 days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal. The Administrator will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Administrator shall make a determination on the appeal within 60 days after receiving the claimant’s written appeal; provided that the Administrator may determine that an additional 60-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the claimant’s appeal is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

Section 6.04. Participant Rights Unsecured.

(a) Unsecured Claim. The right of a Participant or the Participant’s Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative.

(b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.

Section 6.05. Distributions for Tax Withholding and Payment.

(a) Notwithstanding the time or schedule of payments otherwise applicable to the Participant, the Administrator may direct that distribution from a Participant’s vested Account be made (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) with respect to compensation deferred under the Plan, (ii) to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of FICA taxes, and (iii) to pay the additional income tax at source on wages attributable to the

“pyramiding” of Code Section 3401 wages and taxes; provided that the total amount distributed under this provision must not exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax.

(b) The amount actually distributed to the Participant in accordance with the time or schedule of payments applicable to the Participant will be reduced by applicable tax withholding except to the extent such withholding requirements previously were satisfied in accordance with subsection (a) above.

Section 6.06. Amendment or Termination of Plan.

(a) There shall be no time limit on the duration of the Plan.

(b) The Company, by action of the Human Resources Committee of the Board, may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) Deferrals or contribution credits to be made on or after the amendment date; provided, however, that no amendment or termination may reduce or eliminate any Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of investment losses allocable to such Account).

(c) The Company, by action of the Human Resources Committee of the Board, may terminate the Plan at any time. Upon termination of the Plan, Accounts may be paid to Participants and Beneficiaries in a single sum payment, without regard to any distribution election then in effect, but only if the following are met:

(i)	The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts accrued under the Plan but not yet paid are distributed to the Participants or Beneficiaries, as applicable, by the latest of: (A) the last day of the calendar year in which the Plan termination and liquidation occurs, (B) the last day of the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the last day of the first calendar year in which payment is administratively practicable.

(ii)	The Plan is terminated at any time during the period that begins thirty (30) days prior and ends twelve (12) months following a change of control event (within the meaning of Code Section 409A), provided that all arrangements required to be aggregated with the Plan (within the meaning of Code Section 409A) sponsored by the Company or an Affiliate are terminated and liquidated with respect to each Participant that experienced the change of control event, so that all participants under similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(iii)

The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate. In such event, all amounts accrued under the Plan but not yet paid will be distributed to all Participants or Beneficiaries, as applicable, no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms.

In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination, unless any individual who was a Participant under this Plan is excluded from participating thereunder for such three (3) year period.

Except as provided in Paragraphs (i), (ii) and (iii) above or as otherwise permitted in regulations promulgated by the Secretary of the Treasury under Code Section 409A, any action that purports to terminate the Plan shall instead be construed as an amendment to discontinue further benefit accruals, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with applicable Participant elections, with respect to the Participant’s benefit accrued through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to Participants and Beneficiaries.

Section 6.07. Administrative Expenses.

Costs of establishing and administering the Plan will be paid by the Participating Employers.

Section 6.08. Successors and Assigns.

This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

Section 6.09. Right of Offset.

The Participating Employers shall have the right to offset from the benefits payable hereunder (and at the time such benefit would otherwise be payable) any amount that the Participant owes to the Company or an Affiliate or other entity in which the Company or an Affiliate maintains an ownership interest. The offset shall be applied so as to include, but shall not be limited to, any fines, penalties, damages or any other amounts (including attorneys’ fees) imposed on or paid by the Company or Affiliate as a result of any conduct of the Participant during the Participant’s employment. The Company may effectuate the offset without the consent of the Participant (or the Participant’s spouse or Beneficiary, in the event of the Participant’s death).

Section 6.10. Not a Contract of Employment.

This Plan may not be construed as giving any person the right to be retained as an employee of the Company or any Affiliate.

Section 6.11. Miscellaneous Distribution Rules.

(a) Accelerated Distribution Following Section 409A Failure. If an amount under this Plan is required to be included in a Participant’s income under Code Section 409A prior to the date such amount is actually distributed, the Participant shall receive a distribution, in a lump sum, within ninety (90) days after the date it is finally determined that the Plan fails to meet the requirements of Code Section 409A. The distribution shall equal the amount required to be included in the Participant’s income as a result of such failure.

(b) Permitted Delay in Payment. If a distribution required under the terms of this Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

(c) Disregard of Six Month Delay. Notwithstanding anything herein to the contrary, if at the time of a Participant’s Separation from Service, the stock of Harley-Davidson, Inc. or any other related entity that is considered a “service recipient” within the meaning of Section 409A of the Code is not traded on an established securities market or otherwise, then the provisions of the Plan requiring that payments for Specified Employees be delayed for six months shall cease to apply. In such event, the payment (if a lump sum) or initial payment (if installments) shall be made within ninety (90) days following the event triggering the benefit payment(s).

HARLEY-DAVIDSON MOTOR COMPANY GROUP, INC.

By:	/s/ Gail A. Lione
Title:	Executive Vice President
Date:	December 29, 2008

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